Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated December 6, 2011 on the financial statements of Comp Services, Inc. as of October 31, 2011 and the related statements of operations, stockholders' equity and cash flows for the period ended October 31, 2011 and from June 17, 2011 (inception) to October 31, 2011, included herein on the registration statement of Comp Services, Inc. on Form S-1 (amendment No. 6), and to the reference to our firm under the heading "Experts" in the prospectus.

Berman & Company, P.A.
Certified Public Accountants

Boca Raton, Florida April 26, 2012